AUGUST 17

LONE STAR GOLD INC. PROVIDES MEXICO-BASED LA CANDELARIA GOLD-SILVER PROJECT REGIONAL OVERVIEW

ALBUQUERQUE, NEW MEXICO, August 17, 2011 -- Lone Star Gold Inc. (OTC Bulletin Board: LSTG.OB; "Lone Star" or "the Company") is pleased to provide a regional overview relating to the Company's 70% Working Interest in the ~1,976-acre (~800-hectare) Mexico-based La Candelaria gold- silver project property. The La Candelaria property represents gold samples grading as high as 0.35 grams/ton (g/t); silver samples grading as high as 89 g/t; and estimated potential inferred resources of 10,312,898 ounces gold at an average grade of 0.20 g/t, and 215,697,280 ounces silver at an average grade of 40 g/t[1]. No drilling has been done to date.

The project is located in the northern Mexican state of Chihuahua. Roughly 125 miles (200 km) northeast is the state's capital city of Chihuahua (population ~825,000). From the city of Chihuahua, the property is accessed via established highways and paved roads, with the final ~20 miles (~36 km) being good condition dirt roads that service trucks that haul wood. The project's property is located in the municipality of Guachochi near the town of Tonachi, which represents an airstrip, telecommunication services, and a radio station[1].

"We're more than fortunate to have acquired an interest in La Candelaria," commented Lone Star's Company President, Daniel Ferris. "Major industry players are carrying out substantial gold and silver production and development in the region. Our preliminary property report, meanwhile, points to evidence of a potential collapsed caldera structure and the possibility of a re-insurgence and secondary caldera structure related to the major N.W. and S.E. fault line on the property. And now that we have our own team of geologists on La Candelaria, we'll soon have further results to work with, from geo-chemical rock- chip samples; an electro-magnetic geo-physical study; a stream sediment study of the surrounding drainage areas; and further mapping and a channel/trenching program. All in all, this project is really an ideal fit with our short-term goal of bringing the Company into production in the near future."

NEARBY PRODUCTION & DEVELOPMENT

While there is considerable gold production and development activity within Mexico, the closest instances to the La Candelaria project all fall within Chihuahua State. To the northwest is Goldcorp's (NYSE:GG) open-pit El Sauzal mine, which produced 204,000 ounces of gold in 2009[2]. Just north of El Sauzal is Silver Standard's (NASDAQ:SSRI) Veta Colorada, one of three properties that comprise the North Parral project. The area's rich deposits have yielded ~200 million ounces of silver over 300 years of intermittent mining[3]. Just north of Veta Colorada is one of the world's newest and highest quality silver-gold mines: Coeur d'Alene Mine's (NYSE:CDE) Palmarejo. The mine's average production capacity is ~120,000 ounces of gold and 9.0 million ounces of silver per year[4]. And just north of Palmarejo, in a district that has been producing gold and silver for more than 150 years, is Gammon Gold's (TSX:GAM) Ocampo mine, one of the largest operating gold-silver mines in Chihuahua State[5].

REGIONAL GEOGRAPHY, GEOLOGY & NATIONAL PRODUCTION

The region's geography is marked by grassland, forest, jungle and scrubland, and its climate is semi- humid with an average annual temperature of 56.7 °F (13.7 °C). The property is adjacent to a tributary of the Rio Batopilas river, which supplies water to Tonachi and the surrounding population before joining the Rio Fuerte river[1].

Geological characteristics in the area immediately surrounding the La Candelaria property indicate the potential for gold and silver mining[1]. The greater region includes the Sierra Madre Occidental (SMO) mountain range, which is riddled with a large number of precious and base mineral deposits as a result of the volcanic activity responsible for the formation of the SMO. The SMO also runs through the three states that represent the majority of gold production in Mexico: Chihuahua (the state in which Lone Star's La Candelaria project is located), Durango immediately to its south, and Sonora immediately to its west[6]. In all, Mexico's gold production amounted to 60 metric tons in 2010 (a 17.6% increase over2009)[7]. Silver production, meanwhile, totaled 3,500 metric tons, ranking Mexico the 2nd highest silver producing nation (behind Peru with 4,000 metric tons)[8].

ADDITIONAL INFORMATION
To learn more about the La Candelaria project's region, the Company, and regular news updates, visit Lone Star Gold’s official website: http://www.lonestargold.com.

ABOUT LONE STAR: Lone Star Gold Inc. is a publicly traded (OTCBB: LSTG.OB) gold exploration and development company based in Albuquerque, New Mexico. The Company's aggressive acquisition and exploration approach is strategically focused on proven, stable precious metal regions in America and Mexico. Lone Star's La Candelaria gold-silver project comprises ~1,976 acres (~800 hectares) of mining concessions located roughly 125 miles (200 km) southwest of the capital city of Chihuahua State, Mexico. Geological characteristics in the surrounding area indicate potential for gold and silver mining. In 2009, a preliminary geological survey and report* on the property found gold samples grading as high as 0.35 grams/ton (g/t), and silver samples grading as high as 89 g/t. The report estimated La Candelaria's potential inferred resources as 10,312,898 ounces gold at an average grade of 0.20 g/t, and 215,697,280 ounces silver at an average grade of 40 g/t. Based on the 2009 report's inferred resource estimates, the La Candelaria project represents a combined potential valuation of ~$16.33B.** No drilling has been done to date. The property is accessed via established roadways, and the nearby town of Tonachi includes an airstrip and telecommunication services.

ON BEHALF OF THE BOARD OF DIRECTORS,

Lone Star Gold Inc. Daniel Ferris, Company President

Contact:
Lone Star Gold Inc. 6565 Americas Parkway NE, Ste 200 Albuquerque, New Mexico 87110 USA

INVESTOR RELATIONS
Toll Free: 1-800-986-9358 E-mail: ir@lonestargold.com Web: www.lonestargold.com

OTCBB: LSTG.OB

This press release contains statements that are forward-looking and which involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in question are based on Lone Star Gold Inc.'s current expectations and projections about future events, based on information currently available. The forward- looking statements found in this press release may also include statements relating to Lone Star Gold Inc.'s anticipated financial performance, business prospects, new developments, strategies, and similar matters. Lone Star Gold Inc. disclaims any obligation to update any of its forward-looking statements, except as may be required by law.

*	Geological Survey of La Candelaria Property. Luis E. Olvera Rosas, Engineering Geologist, Oct. 2009
**	Valuation based on preliminary study = 10,312,898 oz gold x $1400/oz + 215,697,280 oz silver x $34/oz (assuming 75% recovery rate)

SOURCES:
1	Geological Survey of La Candelaria Property. Luis E. Olvera Rosas, Engineering Geologist, Oct. 2009
2	Goldcorp website, Apr. 15, 2011
3	Silver Standard website, Apr. 15, 2011
4	Coeur d'Alene website, Apr. 15, 2011
5	Gammon Gold website, Apr. 18, 2011
6	Infomine website, Apr. 18, 2011
7	U.S. Geological Survey Mineral Commodity Summary (Gold), 2011
8	U.S. Geological Survey Mineral Commodity Summary (Silver), 2011